EXHIBIT 99.1   PRESS RELEASE

                             Contact:   James K. Leslie
                                        President and
                                        Chief Executive Officer

                                        Taryn L. Kunkel
                                        Vice President and
                                        Chief Financial Officer
                                        (410) 385-4500

FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC.
ANNOUNCES REVERSE STOCK SPLIT

Baltimore, Maryland, April 20, 1998 -- PharmaKinetics Laboratories, Inc. (OTCBB:PKLB) today announced that as a result of the previously announced stockholder vote approving a five-to-one reverse split of the Company's common stock, effective on the close of business on Friday, April 17, 1998, the Company's authorized shares of Common Stock will be 10 million and the total number of shares of Common Stock outstanding will be approximately 2.4 million. The Common Stock will begin trading on a post-split basis on Monday, April 20, 1998, initially under the symbol "PKLBD" on the OTCBB.

The company's transfer agent, the American Stock Transfer & Trust
Company, will mail stockholders of record as of April 17, 1998 instructions regarding the exchange of their stock certificates for certificates evidencing the post-split shares.

PharmaKinetics Laboratories, Inc. is a contract research organization serving the pharmaceutical and biotechnology industries.


This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks faced by the Company. These risks include, but are not limited to, general economic conditions, conditions affecting the pharmaceutical industry in general and the generic drug industry in particular, consolidation resulting in increased competition within the Company's market, the effect of the proposed reverse split and other market conditions on the market price of the Company's stock, the ability of the Company to have its stock listed on the Nasdaq SmallCap Market and other risks referred to in the Company's periodic reports filed with the Securities and Exchange Commission.